Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.comq		paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2016 Results

– Net sales grew 86% over the second quarter of 2015 representing a quarterly record –

– Record 233.2 million total gallons sold for the second quarter of 2016 –

– Net income was $4.7 million or $0.11 per share –

– Adjusted EBITDA was $20.4 million –

Sacramento, CA, July 27, 2016 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels in the United States, reported its financial results for the three- and six-months ended June 30, 2016.

Neil Koehler, the company’s president and CEO, stated: “Industry fundamentals have improved since the first quarter of 2016, and our company was well positioned to deliver strong operating results. Our success in improving plant performance across the fleet and realizing significant synergies from our acquisition of our Midwest assets allowed us to generate significant operating income within the stronger market environment. Our scale and diverse base of production and marketing assets provide us with a unique platform to profitably build our share of the renewable fuel and co-product markets. We continue to focus on optimizing our production assets, lowering the carbon intensity of ethanol we produce and reducing our cost of capital to create value for our customers and shareholders.”

Financial Results for the Three Months Ended June 30, 2016

Net sales were a record $422.9 million for the second quarter of 2016, an increase of 86% when compared to $227.6 million for the second quarter of 2015. This increase was attributable to record gallons sold from the company’s increased production capacity from the company’s Midwest assets and higher third party sales, slightly offset by a lower sales price per gallon.

Gross profit was $17.7 million for the second quarter of 2016, compared to $6.3 million for the second quarter of 2015, reflecting improved production margins compared to the prior year.

Selling, general and administrative ("SG&A") expenses were $6.1 million for the second quarter of 2016, compared to $4.0 million for the second quarter of 2015, primarily due to the additional operations of the company’s Midwest assets.

Operating income for the second quarter of 2016 was $11.6 million, compared to $2.3 million for the second quarter of 2015.

Interest expense, net for the second quarter of 2016 was $6.5 million, compared to $1.0 million for the second quarter of 2015. This increase is attributable to term debt assumed in the company’s acquisition of its Midwest assets.

Benefit for income taxes for the second quarter of 2016 was $0.2 million, compared to a $0.5 million provision for income taxes for the second quarter of 2015.

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Net income available to common stockholders for the second quarter of 2016 was $4.7 million, or $0.11 per diluted share, compared to $0.7 million, or $0.03 per diluted share, for the second quarter of 2015.

Adjusted EBITDA was $20.4 million for the second quarter of 2016, compared to $5.4 million for the second quarter of 2015.

Cash and cash equivalents were $31.7 million at June 30, 2016, compared to $52.7 million at December 31, 2015. The reduction in cash and cash equivalents reflects debt payments of over $17 million and capital expenditures of $7.5 million.

Financial Results for the Six Months Ended June 30, 2016

Net sales were $765.2 million for the first six months of 2016, compared to $433.8 million for the same period of 2015.

Gross profit was $18.8 million for the first six months of 2016, compared to $5.3 million for the same period of 2015.

SG&A expenses were $14.5 million for the first six months of 2016, compared to SG&A expenses of $8.9 million for the same period of 2015.

Operating income for the first six months of 2016 was $4.3 million, compared to an operating loss of $3.6 million for the same period of 2015.

Net loss available to common stockholders was $8.8 million for the first six months of 2016, compared to $4.0 million for the same period of 2015.

Adjusted EBITDA was $22.0 million for the first six months of 2016, compared to $2.7 million for the same period of 2015.

Q2 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on July 28, 2016.
Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 53709576#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, July 28, 2016 through 11:59 p.m. Eastern Time on Thursday, August 4, 2016. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 53709576#.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest, provision (benefit) for income taxes, fair value adjustments, and depreciation and amortization. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is a not measure of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. With the addition of four Midwestern ethanol plants in July 2015, Pacific Ethanol more than doubled the scale of its operations, entered new markets, and expanded its mission to advance its position as an industry leader in the production and marketing of low carbon renewable fuels. Pacific Ethanol owns and operates eight ethanol production facilities, four in the Western states of California, Oregon and Idaho, and four in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 515 million gallons per year, produce over one million tons per year of ethanol co-products such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes ethanol and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol for Pacific Ethanol’s plants as well as for third parties, with over 800 million gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, market conditions, including the supply of and demand for ethanol and co-products; growth for these products; expectations regarding improvements in production assets, carbon intensity of ethanol produced and costs of capital; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; fluctuations in the price of oil and gasoline; raw material costs, including ethanol production input costs; changes in governmental regulations and policies; and insufficient capital resources. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws and regulations; changes in tax laws or interpretations that could increase Pacific Ethanol’s consolidated tax liabilities; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016.

[Tables Follow]

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$422,860	$227,621	$765,233	$433,797
Cost of goods sold	405,156	221,367	746,460	428,530
Gross profit	17,704	6,254	18,773	5,267
Selling, general and administrative expenses	6,148	3,993	14,465	8,898
Income (loss) from operations	11,556	2,261	4,308	(3,631)
Fair value adjustments	(24)	384	15	211
Interest expense, net	(6,536)	(1,005)	(12,769)	(2,020)
Other income (expense), net	(155)	(58)	61	(187)
Income (loss) before provision for income taxes	4,841	1,582	(8,385)	(5,627)
Provision (benefit) for income taxes	(245)	530	(245)	(2,170)
Consolidated net income (loss)	5,086	1,052	(8,140)	(3,457)
Net (income) loss attributed to noncontrolling interests	–	(42)	–	87
Net income (loss) attributed to Pacific Ethanol	$5,086	$1,010	$(8,140)	$(3,370)
Preferred stock dividends	$(315)	$(315)	$(630)	$(627)
Income allocated to participating securities	$(71)	$(18)	$–	$–
Net income (loss) available to common stockholders	$4,700	$677	$(8,770)	$(3,997)
Net income (loss) per share, basic	$0.11	$0.03	$(0.21)	$(0.16)
Net income (loss) per share, diluted	$0.11	$0.03	$(0.21)	$(0.16)
Weighted-average shares outstanding, basic	42,191	24,268	42,121	24,589
Weighted-average shares outstanding, diluted	42,229	24,837	42,121	24,589

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2016	2015
Current Assets:
Cash and cash equivalents	$31,673	$52,712
Accounts receivable, net	71,946	61,346
Inventories	65,928	60,820
Prepaid inventory	10,319	5,973
Income tax receivables	6,114	10,654
Derivative assets	13,299	2,081
Other current assets	4,055	4,356
Total current assets	203,334	197,942
Property and equipment, net	454,775	464,960
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	4,933	9,100
Total other assets	7,611	11,778
Total Assets	$665,720	$674,680

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2016	2015
Current Liabilities:
Accounts payable – trade	$23,844	$30,520
Accrued liabilities	15,156	10,072
Current portion – capital leases	4,431	4,248
Current portion – long-term debt	–	17,003
Derivative liabilities	12,166	1,848
Accrued PE Op Co. purchase	3,828	3,828
Other current liabilities	6,026	5,390
Total current liabilities	65,451	72,909

Long-term debt, net of current portion	215,041	203,861
Capital leases, net of current portion	1,921	4,183
Warrant liabilities at fair value	257	273
Deferred tax liabilities	1,174	1,174
Other liabilities	18,261	20,736
Total Liabilities	302,105	303,136

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2016 and December 31, 2015 Series B: 927 shares issued and outstanding as of June 30, 2016 and December 31, 2015	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 39,617 and 39,352 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	40	39
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 3,540 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	4	4
Additional paid-in capital	903,683	902,843
Accumulated other comprehensive income	1,040	1,040
Accumulated deficit	(541,153)	(532,383)
Total Stockholders’ Equity	363,615	371,544
Total Liabilities and Stockholders’ Equity	$665,720	$674,680

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2016	2015	2016	2015
Net income (loss) attributed to Pacific Ethanol	$5,086	$1,010	$(8,140)	$(3,370)
Adjustments:
Interest expense*	6,536	943	12,769	1,864
Provision (benefit) for income taxes	(245)	530	(245)	(2,170)
Fair value adjustments	24	(384)	(15)	(211)
Depreciation and amortization expense*	9,018	3,272	17,669	6,564
Total adjustments	15,333	4,361	30,178	6,047
Adjusted EBITDA	$20,419	$5,371	$22,038	$2,677

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* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2016	2015	2016	2015
Ethanol production gallons sold (in millions)	122.5	47.5	235.4	92.1
Ethanol third party gallons sold (in millions)	110.7	93.2	204.4	184.3
Total ethanol gallons sold (in millions)	233.2	140.7	439.8	276.4

Average ethanol sales price per gallon	$1.72	$1.76	$1.63	$1.71
Average CBOT ethanol price per gallon	$1.58	$1.58	$1.49	$1.51

Corn cost – CBOT equivalent	$3.86	$3.67	$3.76	$3.77
Average basis	0.23	0.95	0.28	0.94
Delivered corn cost	$4.09	$4.62	$4.04	$4.71

Total co-product tons sold (in thousands)	686.8	372.8	1,348.2	728.1
Co-product return % (1)	34.2%	32.8%	35.2%	33.3%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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